EXHIBIT 99.1

NEWS RELEASE

For Immediate ReleaseContacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Peter Schmidt, Financial Dynamics
(212) 850-5654

SPORT CHALET REPORTS RECORD THIRD QUARTER RESULTS

• Sales Increased 15.1% to $114.7 Million
• Net Income Grew 31.4% to $4.0 Million

Los Angeles, California - (February 6, 2007) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced the results for its third quarter ended December 31, 2006.

Third Quarter Results

Sales increased $15.0 million, or 15.1%, to $114.7 million for the three months ended December 31, 2006 from $99.7 million for the three months ended December 31, 2005. The sales growth reflected nine new stores resulting in a $12.1 million, or 12.4%, increase in sales on a same day basis. Same store sales on a same day basis increased $3.5 million, or 3.8%.

Gross profit as a percent of sales increased to 32.5% from 31.9% primarily as a result of the leverage created by increased same store sales against relatively fixed occupancy costs.

Selling, general and administrative (“SG&A”) expenses as a percent of net sales remained relatively flat at 26.4% compared to 26.5% for the same period last year as leverage created by increased same store sales was partially offset by expenses associated with new stores which take time to reach operating efficiency. Overall, SG&A expenses increased $3.9 million over the year ago quarter primarily due to the additional stores.

Net income for the third quarter increased 31.4% to $4.0 million, or $0.28 per diluted share, compared to net income of $3.0 million, or $0.22 per diluted share, for the third quarter last year.

Craig Levra, Chairman and CEO, stated, “The entire Sport Chalet team turned in a terrific performance during the third fiscal quarter. Our 15.1% top line growth and 3.8% same store sales increase reflect the continued successful expansion of our store base as well as positive customer response to our merchandise mix and value-added services. Our employee training programs are working well and continuing to allow us to offer the “expert” service our customers expect when shopping at Sport Chalet. We held three successful grand openings during the quarter which further built out our presence in California. In addition, we are happy with the progress we continue to make in our systems initiatives. We remain excited about our strategic growth plan and are well positioned going into the fourth quarter of fiscal 2007.”

Nine-Month Results

For the nine months ended December 31, 2006, sales increased 14.5% to $290.4 million from $253.5 million for the nine months ended December 31, 2005. Sales from nine new stores contributed a $28.0 million, or 11.4%, increase in sales on a same day basis. Same store sales on a same day basis increased $7.6 million, or 3.2%.

Gross profit as a percent of sales increased to 31.5% for the nine months ended December 31, 2006 from 31.2% in the same period last year. SG&A, excluding the effects of last year’s recapitalization, as a percent of sales for the nine-month period increased to 27.8% from 27.1% in the comparable period last year. SG&A for the nine-month period reflects higher utility costs due to rate increases of approximately $0.5 million and increased corporate labor of approximately $1.1 million to facilitate the Company’s growth plans.

Net income increased 1.7% to $6.2 million for the nine months ended December 31, 2006 from $6.1 million for the nine months ended December 31, 2005, excluding the effects of last year’s recapitalization. Diluted earnings per share remained relatively flat at $0.43 for the nine months ended December 31, 2006 compared to $0.44 for the nine month period a year ago. Including the after-tax charge of $7.8 million related to the Company’s recapitalization, net loss for the nine months ended December 31, 2005 was $1.7 million, or $0.13 per share.

Craig Levra, Chairman and CEO, concluded, “During the past year we have focused on opening new stores that strengthen our presence in key existing markets. As we continue to create density in our current markets as well as expand into our fourth state, Utah, over the course of calendar 2007, we are committed to offering the best in performance, technical and lifestyle merchandise and services to meet the needs of our customers. We look forward to maintaining the momentum of the past year and continuing on our growth track.”

New Store Openings

As the Company announced separately today, Sport Chalet currently anticipates opening six to eight new stores during calendar 2007 as well as completing two store remodels.  The majority of the new stores will be focused on adding density to current markets, namely Southern California and Arizona.  The Company also anticipates entering a new market in calendar 2007 with a store opening planned in Utah.

Conference Call and Webcast

Sport Chalet will host a conference call and audio webcast, both open to the general public, on Tuesday, February 6 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call may be accessed by dialing (888) 668-3195 (domestic), or (706) 634-4840 (international). A replay will be available through Thursday, February 22, 2007 by dialing (800) 642-1687 (domestic), or (706) 645-9291 (international). The required conference ID for the replay is 6365799.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 45 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Non-GAAP financial measures

To supplement consolidated financial statements presented in accordance with GAAP, non-GAAP financial measures are used as the compensation, and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to current results. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” included at the end of this release.

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net sales	$114,682,558	$99,664,450	$290,403,557	$253,541,108
Cost of goods sold, buying
and occupancy costs	77,451,480	67,921,588	199,063,241	174,536,379
Gross profit	37,231,078	31,742,862	91,340,316	79,004,729

Selling, general and
administrative expenses	30,302,181	26,435,121	80,691,114	77,282,595
Income (loss) from operations	6,928,897	5,307,741	10,649,202	1,722,134

Interest expense	(291,336)	(174,392)	(352,523)	(189,428)
Income (loss) before taxes	6,637,561	5,133,349	10,296,679	1,532,706

Income tax provision	2,632,175	2,084,318	4,079,179	3,257,736
Net income (loss)	$4,005,386	$3,049,031	$6,217,500	$(1,725,030)

Earnings (loss) per share:
Basic	$0.29	$0.22	$0.45	$(0.13)
Diluted	$0.28	$0.22	$0.43	$(0.13)

Weighted average number
of common shares outstanding:
Basic	13,925,434	13,583,786	13,735,241	13,468,942
Diluted	14,533,410	14,179,348	14,332,817	13,468,942

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2006	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$2,099,058	$2,563,930
Accounts receivable, less allowance of $179,000
at December 31, 2006 and $130,000 at March 31, 2006	4,549,788	2,479,386
Merchandise inventories	101,746,629	67,777,059
Prepaid expenses and other current assets	4,498,704	3,857,570
Deferred income taxes	3,421,709	3,920,192
Total current assets	116,315,888	80,598,137
Fixed assets, net	57,073,108	48,365,653
Deferred income taxes	4,501,583	3,274,015
Total assets	$177,890,579	$132,237,805

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$43,512,457	$16,467,120
Salaries and wages payable	4,888,555	5,473,610
Income taxes payable	1,314,767	302,274
Other accrued expenses	22,470,592	14,909,439
Total current liabilities	72,186,371	37,152,443

Deferred rent	20,257,130	17,616,994
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares - 12,252,071
at December 31, 2006 and 11,927,146
at March 31, 2006	122,521	119,271
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - 1,741,406
at December 31, 2006 and 1,703,909
at March 31, 2006	17,414	17,039
Additional paid-in capital	33,092,909	31,335,324
Retained earnings	52,214,234	45,996,734
Total stockholders’ equity	85,447,078	77,468,368
Total liabilities and stockholders’ equity	$177,890,579	$132,237,805

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	December 31, 2006	December 31, 2005
Operating activities
Net income (loss)	$6,217,500	$(1,725,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock compensation	122,448	8,221,826
Depreciation and amortization	8,294,911	6,961,020
Loss (gain) on disposal of fixed assets	135,696	(203,064)
Deferred income taxes	(729,085)	(1,636,920)
Changes in operating assets and liabilities:
Accounts receivable	(2,070,402)	(2,521,092)
Merchandise inventories	(33,969,570)	(23,494,102)
Prepaid expenses and other current assets	(641,134)	(515,886)
Accounts payable	27,045,337	14,168,964
Salaries and wages payable	(585,055)	(633,865)
Income taxes refundable/payable	1,012,493	539,759
Other accrued expenses	7,561,153	8,501,494
Deferred rent	2,640,136	2,123,905
Net cash provided by operating activities	15,034,428	9,787,009

Investing activities
Purchase of fixed assets	(17,160,666)	(15,151,038)
Proceeds from sale of assets	22,604	391,869
Other assets	-	76,960
Net cash used in investing activities	(17,138,062)	(14,682,209)

Financing activities
Proceeds from bank borrowing	33,826,455	32,218,125
Repayments of bank borrowing	(33,826,455)	(32,218,125)
Proceeds from exercise of stock options	1,353,253	400,857
Excess tax benefits associated with share based compensation	1,175,773	1,013,896
Optionee withholding taxes from exercise of stock options	(890,264)	(1,074,409)
Net cash provided by financing activities	1,638,762	340,344

Decrease in cash and cash equivalents	(464,872)	(4,554,856)
Cash and cash equivalents at beginning of period	2,563,930	6,176,689
Cash and cash equivalents at end of period	$2,099,058	$1,621,833

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$2,620,000	$3,341,000
Interest	210,136	97,372

The following table sets forth reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures. Compensation and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to current results (dollar amounts in thousands, except per share amounts).

	Nine months ended December 31, 2005

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	77,283	$(8,693)	$68,589
Income (loss) from operations	1,722	8,693	10,415
Income (loss) before taxes	1,533	8,693	10,225
Income tax provision	3,258	(854)	4,111
Net Income (loss)	$(1,725)	$7,839	$6,114

Earning (loss) per share:
Basic	$(0.13)	$0.58	$0.45
Diluted	$(0.13)	$0.56	$0.44